Exhibit 10.2

MANAGEMENT AGREEMENT

This Management Agreement is made as of March 19, 2026, by and between Janus Living, Inc., a Maryland corporation (the “Parent REIT”), Janus Living OP, LLC, a Maryland limited liability company (the “Operating Company”), and Healthpeak Investment Management, LLC, a Delaware limited liability company (“Manager”).

WHEREAS, the Parent REIT is a publicly traded real estate investment trust that conducts substantially all of its business and holds substantially all of its assets through the Operating Company; and

WHEREAS, the Parent REIT and the Operating Company (together, the “Company”) desire to retain Manager to provide management and advisory services, and Manager is willing to do so on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1.             Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a)            “Acquisition” means any direct or indirect purchase, exchange, issuance of equity, merger, division, reorganization or similar transaction pursuant to which the Company or any of its Subsidiaries acquires (i) Equity Interests in another Person, (ii) all or substantially all of the assets of another Person, or (iii) any other Investment.

(b)            “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any executive officer, general partner or employee of such Person, and (iii) any member of the board of directors or managers (or similar governing body) of such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

(c)            “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(d)            “Board of Directors” or “Board” mean the Board of Directors of the Parent REIT.

(e)            “Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York City are authorized or required to close.

(f)            “Capital Deployment” means the incurrence of capital expenditures with respect to any Investment that are equal to or greater than (i) ten percent (10%) of the gross book value (as determined in accordance with GAAP) of such Investment at the time of the initial incurrence of such capital expenditures or the initiation of such capital expenditure plan or (ii) five million U.S. dollars ($5,000,000.00).

(g)           “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

(h)           “Common Stock” means the Class A-1 common stock, par value $1.00, of the Parent REIT.

(i)            “Common Units” means units of limited liability company interest in the Operating Company.

(j)            “Company Account” shall have the meaning set forth in Section 6 of this Agreement.

(k)           “Company Competitor” means any Person that, together with its Affiliates, directly or indirectly owns, operates, manages or develops senior housing communities, where either (i) at least ten percent (10%) of the consolidated gross book value (as determined in accordance with GAAP) is attributable to senior housing or (ii) at least 5,000 units of such Person’s real estate assets are attributable to senior housing.

(l)            “Company Data” shall have the meaning set forth in Section 8(b) of this Agreement.

(m)          “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. Without limiting the foregoing, a Person shall be deemed to Control another Person if it: (i) owns, directly or indirectly, more than fifty percent (50%) of the voting securities of such Person; or (ii) has the right to appoint or elect a majority of the members of the board of directors (or similar governing body) of such Person.

(n)           “Covered Person” shall have the meaning set forth in Section 13(a) of this Agreement.

(o)           “Disposition” means any transaction, or series of related transactions, pursuant to which the Company or any of its Subsidiaries sells, assigns, transfers, leases, or otherwise disposes of any Investment (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

(p)           “Equity Awards” shall mean equity-based awards recommended by Manager and approved and granted by the Board of Directors (or a subcommittee thereof) to Qualifying Service Providers pursuant to the Equity Plan or any other equity plan adopted or maintained by the Company from time to time.

(q)           “Equity Award Expense” shall mean the stock-based compensation expense recognized by the Company in connection with the accounting for annual Equity Awards pursuant to FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation, net of any reversals in connection with forfeitures.

(r)            “Equity Interest” means (i) any share of stock, partnership or joint venture interest, membership interest, limited liability company interest, beneficial interest in a trust, or similar security or any other interest in the equity of any applicable Person; (ii) any security, debt instrument, or other interest directly or indirectly convertible into or exercisable or exchangeable for (with or without consideration) any of the foregoing securities or other equity interests; (iii) any and all other securities that are derived from, or the value of which is dependent upon, any of the securities or other equity interests of any applicable Person described in clause (i) (including any phantom stock, restricted stock units, profit participation, equity appreciation rights, arrangements, or the like); (iv) any warrant, option, put, call, or other right relating to the subscription, purchase, exchange, grant, issuance, conversion, redemption, repurchase, voting, or transfer of any of the securities or other equity interests described in clause (i) (including convertible or exchangeable securities); and (v) any bonds, debentures, notes, or other indebtedness issued by such Person that has the right to vote (or which is convertible or exchangeable for securities having the right to vote) on any matters on which the holders of Equity Interests under the foregoing clauses (i)-(iv) of this definition of such Person are entitled to vote, in each case with respect to the applicable Person, as the context requires.

(s)            “Equity Plan” means the 2026 Janus Living, Inc. Equity Plan, as amended, restated, replaced or supplemented from time to time.

(t)            “Excess Funds” shall have the meaning set forth in Section 2(f) of this Agreement.

(u)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)           “Exclusivity Agreement” means that certain Exclusivity Agreement, of even date herewith, by and between the Company and Healthpeak Parent.

(w)           “Expenses” shall have the meaning set forth in Section 11(c) of this Agreement.

(x)            “GAAP” means accounting principles generally accepted in the United States.

(y)           “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(z)            “Healthpeak Parent” means Healthpeak Properties, Inc., a Maryland corporation, of which Manager is an indirect subsidiary as of the date hereof.

(aa)         “Healthpeak Parent Change of Control” means, following the date of this Agreement, the acquisition by any Person(s), including any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act, of Control of Healthpeak Parent through a purchase, merger or other acquisition transaction or series of related transactions.

(bb)         “Healthpeak TRS” shall have the meaning set forth in Section 16 of this Agreement.

(cc)         “Independent Committee” means a committee of the Board of Directors comprised of Independent Directors.

(dd)         “Independent Directors” means the members of the Board of Directors who are not officers or employees of Manager or any Person directly or indirectly controlling or controlled by Manager and who are otherwise “independent” in accordance with the NYSE listing standards (or the rules of any other national securities exchange on which the Common Stock is listed).

(ee)          “Initial Public Offering” means an initial public offering of the Common Stock registered with the U.S. Securities and Exchange Commission under the Securities Act.

(ff)           “Initial Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(gg)         “Insolvency Event” means, with respect to any Person, (A) the filing by the Person of a voluntary petition seeking liquidation, reorganization, arrangement, or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or the Person’s filing an answer consenting to or acquiescing in any petition, (B) the making by the Person of any assignment for the benefit of its creditors, (C) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United State Code, an application for the appointment of a receiver for a material portion of the assets of the Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the petition shall not have been vacated, set aside or stayed within such 60-day period, or (D) the entry against the Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(hh)         “Investment Company Act” means the Investment Company Act of 1940, as amended.

(ii)           “Investment Guidelines” shall have the meaning set forth in Section 2(b) of this Agreement.

(jj)          “Investment” means an investment, including an investment in real property, directly by the Company and indirectly by the Company through its Subsidiaries.

(kk)         “Management Fee” means an annual fee of ten million U.S. dollars ($10,000,000.00), plus or minus the cumulative effect of any Management Fee Adjustment Amount.

(ll)            “Management Fee Adjustment Amount” means an annual amount equal to 50 basis points (0.5%) of (i) the gross book value (as determined in accordance with GAAP) of any Investment that was the subject of an Acquisition or Disposition or (ii) the increase in the gross book value of any Investment that was the subject of a Capital Deployment, in each case since January 1, 2026; provided, that (A) if the total Investments of the Company have a gross book value in excess of ten billion U.S. dollars ($10,000,000,000.00) but less than twenty billion U.S. dollars ($20,000,000,000.00) as of the determination of the Management Fee Adjustment Amount pursuant to Section 10(c), such 50 basis points (0.5%) will be decreased by 10 basis points (0.1%) for each dollar of gross book value of any Investment that was the subject of an Acquisition or Disposition, or increase in gross book value of any Investment that was the subject of a Capital Deployment, that is in excess of ten billion U.S. dollars ($10,000,000,000.00) but less than twenty billion U.S. dollars ($20,000,000,000.00), and (B) if the total Investments of the Company have a gross book value in excess of twenty billion U.S. dollars ($20,000,000,000.00) as of the determination of the Management Fee Adjustment Amount pursuant to Section 10(c), such 50 basis points (0.5%) will be decreased by 15 basis points (0.15%) for each dollar of gross book value of any Investment that was the subject of an Acquisition or Disposition, or increase in the gross book value of any Investment that was the subject of a Capital Deployment, that is in excess of twenty billion U.S. dollars ($20,000,000,000.00).  For the purposes of this definition, (x) the gross book value of any Investment in an unconsolidated joint venture shall mean the gross book value of such Investment on the books and records of the joint venture, (y) the gross book value of any Investment that was the subject of Capital Deployment shall mean the incremental increase in the gross book value of such Investment as a result of such Capital Deployment and (z) the gross book value of any Investment that was the subject of an Acquisition since January 1, 2026 shall not include the Investments reflected on the balance sheet of “Janus Living Predecessor” as of December 31, 2025 included in Parent REIT’s registration statement on Form S-11 filed with the U.S. Securities and Exchange Commission under the Securities Act.

(mm)        “Manager Change of Control” means, following the date of this Agreement, the acquisition by any Person(s) who are not Affiliates of Manager, including any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act, of Control of Manager through a purchase, merger or other acquisition transaction or series of related transactions; provided, that for purposes of this definition, a Healthpeak Parent Change of Control shall not be deemed a Manager Change of Control unless such Healthpeak Parent Change of Control results in Manager being Controlled by a Company Competitor.

(nn)         “Manager IP” shall have the meaning set forth in Section 8(a) of this Agreement.

(oo)         “NYSE” means the New York Stock Exchange.

(pp)         “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(qq)          “Qualifying Service Provider” means an employee or consultant of the Manager or its Affiliates who qualifies as an “employee” within the meaning of the General Instructions of Form S-8 for registration under the Securities Act of securities to be offered to employees pursuant to employee benefit plans.

(rr)            “REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

(ss)           “Related Party Transaction Policy” means the policy governing related person transactions adopted by the Board of Directors.

(tt)            “Renewal Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(uu)          “Securities Act” means the Securities Act of 1933, as amended.

(vv)          “Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization in which the Company has a direct or indirect ownership interest.

(ww)        “Term” shall have the meaning set forth in Section 14(a) of this Agreement.

(xx)          “Termination Fee” shall have the meaning set forth in Section 14(f) of this Agreement.

(yy)         “Transition Period” shall have the meaning set forth in Section 15 of this Agreement.

(zz)           The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, and section references are to this Agreement unless otherwise specified. The meanings given to defined terms apply equally to the singular and plural forms of such terms, and the words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2.              Appointment and Duties of Manager. (a) The Company hereby appoints Manager to perform the services set forth herein on the terms and conditions set forth in this Agreement, and Manager hereby accepts such appointment. The appointment is exclusive to Manager except as Manager may otherwise agree or as expressly provided in this Agreement.

(b)            Manager is subject to the supervision, direction and management of the Board of Directors and is responsible for the day-to-day operations of the Company and its Subsidiaries. Manager shall provide the services described herein to each of the Parent REIT and the Operating Company as appropriate in light of their respective functions, responsibilities, and activities, including the matters described below. Subject to the investment guidelines approved by the Board of Directors from time to time (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the “Investment Guidelines”), the direction of the Board of Directors, and applicable law, Manager shall:

(i)            originate, evaluate, negotiate, structure, close, monitor, refinance and dispose of Investments;

(ii)            arrange and manage equity and debt financings and hedging activities;

(iii)            provide portfolio, asset, property and risk management services;

(iv)           furnish executive, administrative, accounting, internal audit, information-technology and other support services reasonably required for the operation of the Company and its Subsidiaries;

(v)           advise and assist the Company with respect to the Company’s public relations, preparation of marketing materials, internet website and investor relations services;

(vi)          engage, supervise, and monitor third-party service providers, including Affiliates, in accordance with Section 2(d);

(vii)         to the extent not covered above, advise and assist the Company in the review and negotiation of the Company’s contracts and agreements, and coordinate and supervise all third-party legal services and claims by or against the Company;

(viii)        assist the Company in retaining advisors to advise the Company regarding the maintenance of its qualification as a REIT and monitor compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder;

(ix)           advise the Company regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, and monitor compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(x)            assist the Company in qualifying to do business in all applicable jurisdictions in which the Company or its Subsidiaries do business, and ensure that the Company and its Subsidiaries obtain and maintain all applicable licenses;

(xi)           assist the Company in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act or the NYSE (or such other securities exchange on which the Common Stock may be listed);

(xii)          use commercially reasonable efforts to cause the Company, the Operating Company and their respective subsidiaries to comply with all applicable laws;

(xiii)         provide office space, equipment and experienced and qualified personnel necessary for the performance of the foregoing services; and

(xiv)        perform any other services reasonably requested by the Board of Directors that are consistent with the responsibilities outlined in the foregoing and Manager’s expertise.

(c)            For the period and on the terms set forth in this Agreement, the Company and its Subsidiaries hereby constitutes, appoints, and authorizes Manager as its true and lawful agent and attorney-in-fact to negotiate, execute and deliver agreements and instruments on its behalf as Manager, acting in its reasonable discretion, deems necessary or appropriate. This power of attorney is coupled with an interest.

(d)           Manager may enter into agreements with other parties, including its Affiliates, for the provision of services on behalf of the Company and its Subsidiaries; provided that (i) any such agreements with Affiliates comply with the Related Party Transaction Policy and (ii) any modification or waiver of the Related Party Transaction Policy shall require approval of a majority of the Independent Directors.

(e)            Manager shall prepare and deliver to the Board of Directors such periodic reports regarding performance of Investments, financial results and compliance as the Board of Directors may reasonably request, including quarterly and annual reports sufficient to allow the Company to satisfy its SEC and NYSE reporting obligations.

(f)            Notwithstanding anything contained in this Agreement to the contrary, Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company or its Subsidiaries pursuant to Section 11 in excess of that contained in any applicable Company Account or otherwise made available by the Company or its Subsidiaries to be expended by Manager hereunder. Manager’s decision not to advance Excess Funds shall not constitute unsatisfactory performance for purposes of Section 13(a).

(g)           In performing its duties under this Section 2, Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by Manager at the Company’s sole cost and expense.

Section 3.              Devotion of Time; Other Activities. (a) Manager and its Affiliates will provide the services set forth herein to the Company with employees of the Manager or its Affiliates, including senior executive officers and appropriate support personnel, who shall devote such portion of their time (including certain personnel who shall devote all of their time) to the Company’s affairs as Manager determines is necessary and appropriate. Except as provided in Section 10(d), the Manager’s personnel shall receive no compensation from the Company for their services to the Company in any such capacities.

(b)           Subject to Section 3(a) above and the Exclusivity Agreement, nothing in this Agreement prevents Manager or its Affiliates, officers, directors or employees from engaging in other businesses, funds or accounts or from rendering services of any kind to any other Person.

(c)            Managers, partners, officers, employees, personnel and agents of Manager or Affiliates of Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company and/or any of its Subsidiaries, to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors. When executing documents or otherwise acting in such capacities for the Company or its Subsidiaries, such persons shall use their respective titles in the Company or its Subsidiaries.

(d)           The Company agrees to take all actions reasonably necessary to permit and enable Manager to carry out its duties and obligations under this Agreement.

Section 4.              Conflicts of Interest. The parties recognize that conflicts of interest may arise involving transactions between the Company or its Subsidiaries, on the one hand, and Manager or its Affiliates, on the other. The parties agree to act in a commercially reasonable manner to address such conflicts to the reasonable satisfaction of the Independent Committee. Unless otherwise approved by the Manager and the Independent Committee, each party shall bear its own costs in connection with a Related Party Transaction.

Section 5.              Agency. Manager shall act as agent of the Company or its Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and its Subsidiaries, paying the debts and fulfilling the obligations of the Company and its Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and its Subsidiaries and handling, prosecuting and settling any claims of or against the Company and its Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or assets of the Company and its Subsidiaries.

Section 6.              Bank Accounts. Manager may establish and maintain as an agent on behalf of the Company one or more bank accounts in its own name or in the name of the Company or any of its Subsidiaries (any such account, a “Company Account”), and shall collect and deposit into such account or accounts and may disburse therefrom any monies on behalf of the Company, provided that no funds in any such account shall be commingled with any funds of Manager or any other Person unless separate records of the Company’s funds are maintained. Manager shall from time to time, or at any time requested by the Board of Directors, render an appropriate accounting of such collections and payments to the Board of Directors and to the auditors of the Company.

Section 7.              Books and Records; Confidentiality. (a) Manager shall maintain appropriate books and records relating to services performed hereunder, accessible for inspection by the Company during normal business hours.

(b)           Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, due diligence providers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or any of its Subsidiaries, or Manager or any of its Affiliates (other than the Company and its Subsidiaries); (v) in connection with any governmental or regulatory filings of the Company or any of its Subsidiaries, or Manager or any of its Affiliates (other than the Company and its Subsidiaries), or disclosure or presentations to investors and potential investors in the ordinary course of business; (vi) as required by law or legal process to which Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available through the actions of a Person other than Manager not resulting from Manager’s violation of this Section 7. The provisions of this Section 7(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 8.              Intellectual Property and Data. (a) Manager and its Affiliates will retain exclusive right, title and interest in and to: (i) all intellectual property, systems, processes, methodologies, software, databases, analytics, research, models, algorithms, trade secrets and know-how owned or developed by the Manager or its Affiliates prior to or independently of this Agreement; (ii) all improvements, enhancements, modifications or derivative works of the foregoing, whether or not developed in connection with services provided to the Company; and (iii) all general knowledge, experience, techniques and skills acquired or developed in the course of performing services under this Agreement, (collectively, “Manager IP”). For the avoidance of doubt, Manager IP includes any investment models, underwriting frameworks, data architecture, reporting systems, technology platforms and proprietary processes used by Manager in providing services to the Company, even if such Manager IP incorporates Company Data. Nothing in this Agreement shall be construed as transferring ownership of Manager IP to the Company.

(b)           The Company will own: (i) its name, trademarks and branding; and (ii) all documents and materials prepared specifically for the Company, including final versions of offering documents, investor presentations and public disclosure materials. Additionally, all platform- and asset-level financial data, property-level operating data and other information relating specifically to the Investments or Company (collectively, “Company Data”) will be owned by the Company. Notwithstanding the foregoing, Manager shall have the right to use Company Data during and after the Term in the ordinary course of public reporting and in anonymized or aggregated form for internal business purposes, and may retain copies of Company Data to the extent required by law, regulatory obligation, internal compliance policies or bona fide record retention practices.

Section 9.              Manager Obligations; Restrictions. (a) Manager shall use commercially reasonable efforts to refrain from actions (i) inconsistent with the Investment Guidelines, (ii) that would reasonably be expected to jeopardize the Parent REIT’s qualification as a REIT or its status under the Investment Company Act, or (iii) that would cause a material violation of applicable law or the Company’s Governing Instruments.

(b)            If Manager is ordered to take any such action by the Board of Directors, Manager shall promptly notify the Board of Directors of Manager’s judgment that such action would adversely and materially affect the qualification of the Parent REIT as a REIT, the Company’s or any of its Subsidiaries’ status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, Manager and its officers, directors, members, managers and employees shall not be liable to the Company or any of its Subsidiaries or to any director or stockholder or other owner of the Company or any of its Subsidiaries for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 13 of this Agreement.

(c)            Manager agrees to be bound by all compliance and governance policies and procedures, including the Company’s and its Subsidiaries’ code of conduct and other similar policies and procedures, applicable to Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by the NYSE (or such other securities exchange on which the Common Stock may be listed), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates who are involved in the business and affairs of the Company or any of its Subsidiaries, to be bound by such policies and procedures to the extent applicable to such persons.

(d)            Manager shall maintain customary errors and omissions and other insurance coverage of the type and in amounts generally carried by managers of comparable assets.

Section 10.            Compensation. (a) During the Term, the Company shall pay Manager the Management Fee on the terms set forth herein.

(b)            One-twelfth (1/12) of the Management Fee shall be payable in advance on the first (1st) Business Day of each month in cash. The first monthly installment shall be pro-rated for any partial month. Manager may withdraw the applicable portion of the Management Fee from a Company Account in accordance with Section 6.

(c)            Manager shall calculate each Management Fee Adjustment Amount within thirty (30) days after the end of the month in which an Acquisition or Disposition of an Investment closes or capital expenditures related to an Investment subject to Capital Deployment are incurred. Following the determination of such Management Fee Adjustment Amount, the next monthly installment of the then-current Management Fee due and payable to Manager will be increased (in the case of an Acquisition or Capital Deployment) or decreased (in the case of a Disposition) by one-twelfth (1/12) of such Management Fee Adjustment Amount and will be included on the next statement of Expenses delivered by Manager pursuant to Section 12.

(d)            The Management Fee payable to Manager shall be reduced by the Equity Award Expense recognized by the Company during the applicable period.

Section 11.            Expenses. (a) Except as otherwise expressly provided herein or approved by majority vote of the Independent Directors, the Manager shall be responsible for and bear the following expenses incurred in connection with the performance of its duties under this Agreement:

(i)            all employment expenses of the personnel employed by Manager, including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(ii)            all expenses incurred by directors, officers, personnel and agents of the Manager, except expenses incurred by such persons for travel solely on behalf of the Company or its Subsidiaries;

(iii)           all overhead expenses of Manager, including rent, telephone, utilities, office furniture, computer hardware, electronic equipment, software, related licenses, or purchased information technology services, except to the extent such expenses relate solely to the Company or its Subsidiaries, including any office maintained by the Company separate from the office or offices of the Manager (as directed and approved by the Board of Directors); and

(iv)           any other miscellaneous administrative expenses relating to performance by the Manager of its obligations hereunder.

(b)            If the Company or its Subsidiaries pay any portion of the expenses described in Section 11(a) directly, such amounts will be credited by Manager against the Management Fee payable to Manager hereunder.

(c)            The Company or its Subsidiaries shall pay or reimburse Manager for all documented third-party costs and expenses incurred on behalf of the Company and its Subsidiaries (collectively, the “Expenses”), excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 11(a) of this Agreement, and subject to the credit of certain expenses against the Management Fee pursuant to Section 11(b) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company and its Subsidiaries shall be paid by the Company or its Subsidiaries and shall not be paid by the Manager or Affiliates of the Manager (other than the Company and its Subsidiaries):

(i)            expenses in connection with any private or public offering of securities by the Company or its Subsidiaries, including but not limited to the Initial Public Offering, and transaction costs incident to unconsummated investments and the acquisition, disposition and financing of consummated Investments;

(ii)            the cost of legal, tax, accounting, consulting, auditing, appraisal, reporting, administrative and other similar services rendered for the Company and its Subsidiaries by third-party providers retained by the Manager;

(iii)           the compensation and expenses of the Parent REIT’s directors (excluding those directors who are officers of the Manager) and the cost of liability insurance to indemnify the directors and officers of the Company and its Subsidiaries;

(iv)          costs associated with the establishment and maintenance of any of credit facilities, financing arrangements, or other indebtedness of the Company or any of its Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs);

(v)           expenses connected with communications to holders of securities of the Company or its Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies;

(vi)          compensation and expenses of any custodian and transfer agent of the Company and its Subsidiaries and other expenses of being a publicly listed company on the NYSE (or such other securities exchange on which the Common Stock may be listed);

(vii)         the cost of maintaining compliance with all U.S. federal, state and local rules and regulations or with any other regulatory agency;

(viii)        all taxes and license fees;

(ix)           all insurance costs incurred in connection with the operation of the business of the Company and its Subsidiaries, except for the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

(x)            all third-party costs and expenses relating to the business and operations of the Company and its Subsidiaries, including, without limitation, the costs and expenses of acquiring, owning, managing, operating protecting, maintaining, constructing, developing, redeveloping, expanding, renovating and disposing of Investments;

(xi)           expenses relating to the payment of interest, dividends or distributions in cash or any other form authorized or caused to be made to or on account of holders of securities of the Company or its Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xii)          any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any of its Subsidiaries, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his, her or its capacity as such for which the Company or any of its Subsidiaries is required to indemnify such Person by any court or governmental agency;

(xiii)         all costs and expenses relating to the development and management of the Company’s website; and

(xiv)        costs associated with any computer hardware, electronic equipment, software, related licenses, or purchased information technology services from third-party vendors that is acquired or maintained solely for use by the Company and/or its Subsidiaries;

(xv)         expenses incurred by directors, officers, personnel and agents of the Manager for travel solely on behalf of the Company or its Subsidiaries, and other out-of-pocket expenses incurred by directors, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an Investment or the establishment and maintenance of any securitizations of the Company or any its Subsidiaries or any of their securities offerings;

(xvi)        expenses relating to any office(s) or office facilities maintained for the Company and its Subsidiaries or Investments separate from the office or offices of the Manager, to the extent directed and approved by the Board of Directors; and

(xvii)       all other third-party costs and expenses actually incurred by the Manager (except as described in Section 11(a) above) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(d)           The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 12.              Expense Statements. Manager shall deliver a statement of Expenses on either a monthly or quarterly basis, at Manager’s election. Expenses shall be reimbursed within fifteen (15) Business Days after delivery of such statement and may be netted against amounts otherwise payable between the parties. The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13.              Limitation of Liability; Indemnification. (a)

Manager assumes no responsibility under this Agreement other than to render the services called for herein in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of Manager, including as set forth in Section 9(b) of this Agreement. Manager, its Affiliates and their respective officers, directors, members, managers and employees (each a “Covered Person”) will not be liable to the Company or any of its Subsidiaries, the Board of Directors, or the Company’s or any of its Subsidiaries’ stockholders, partners or members for any acts or omissions by any such Person (including, without limitation, errors that may result from ordinary negligence, such as errors in the investment decision making process), performed in accordance with and pursuant to this Agreement, except by reason of acts constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under the Agreement.

(b)           The Company shall indemnify and hold harmless each Covered Person against all claims and liabilities arising out of this Agreement, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with the business and operations of the Company or any of its Subsidiaries or any action taken or omitted by any such Covered Person by or on behalf of the Company or any of its Subsidiaries pursuant to authority granted by this Agreement, except where found by a court of competent jurisdiction to be attributable to the bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under the Agreement of any such Covered Person. The Company shall advance reasonable expenses as incurred upon receipt of an undertaking by the Covered Person to repay such amounts if ultimately determined that such Covered Person was not entitled to indemnification.

(c)            A Covered Person shall first seek recovery under available insurance before claiming indemnification from the Company, and any insurance proceeds received shall be applied to reduce the Company’s indemnity obligations.

(d)            Manager shall indemnify and hold harmless the Company, its Subsidiaries, and their respective officers, directors and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with acts of Manager found by a court of competent jurisdiction to constitute bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under the Agreement, or any claims by Manager’s employees relating to the terms and conditions of their employment by Manager; provided, however, that nothing in this Section 13(d) shall create personal liability on the part of any of Manager’s Affiliates or its or their respective shareholders, partners, members, managers, officers, directors, employees, agents or representatives. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Manager with respect to this Section 13(d) shall be limited to no more than the amount of the Management Fee for the twelve (12) months prior to the date of such determination of liability or claim by Manager’s employee.

(e)            The provisions of this Section 13 shall survive the expiration or earlier termination of this Agreement.

Section 14.              Term and Termination. (a) Unless terminated earlier in accordance with its terms, this Agreement shall be in effect until three (3) years from the date of completion of the Initial Public Offering (the “Initial Term”). Thereafter, this Agreement shall renew for a one-year term on each anniversary date thereafter (a “Renewal Term” and each Renewal Term, together with the Initial Term, the “Term”), unless the Company elects to terminate this Agreement pursuant to Sections 14(b) or 14(c) hereof or Manager elects to terminate this Agreement pursuant to Section 14(d) or 14(e) hereof.

(b)            The Company may terminate this Agreement at any time, and no Termination Fee shall be due and payable to the Manager, if any of the following events occur:

(i)             Manager is convicted of a felony (including a plea of nolo contendere);

(ii)             Manager commits an act of fraud against the Company, converts the funds of the Company or acts in a manner constituting bad faith or willful misconduct in the performance of its material duties under this Agreement (including a failure to act); provided, however, that if any such actions or omissions described in this Section 14(b)(ii) are caused by an employee and/or an officer of Manager or an Affiliate of Manager and Manager takes all reasonably necessary and appropriate action against such person and cures the damage caused by such actions or omissions within forty-five (45) days of Manager’s actual knowledge of the commission or omission, the Company will not have the right to terminate this Agreement pursuant to this Section 14(b)(ii);

(iii)            an Insolvency Event occurs with respect to Manager; provided, Manager shall notify the Company no later than thirty (30) days following Manager’s knowledge of an Insolvency Event;

(iv)           Parent REIT fails to qualify for taxation as a REIT under the Code primarily as a result of the gross negligence or willful misconduct of Manager or its Affiliates (in each case, excluding due to any action undertaken (or any inaction) at the direction of the Board of Directors) and Manager or its Affiliates do not use good faith efforts to take steps to remedy such intentional action(s) within a reasonable period of time after the Company provides written notice thereof specifying such intentional action(s) and requesting that the same be remedied; or

(v)          Manager or any of its Affiliates breaches any material term, condition or covenant contained in this Agreement and such breach has caused or would reasonably be expected to cause material harm to the Company and its Subsidiaries taken as a whole, and such material breach continues for a period of sixty (60) days after the Company provides written notice thereof to Manager specifying such material breach and requesting that the same be remedied in such sixty (60)-day period; provided, that, the Company may not terminate this Agreement pursuant to this clause (v) if the Company is then in material breach or material default under this Agreement which would give rise to Manager’s termination right in Section 14(d)(i) and such material breach or material default was not primarily caused by Manager; or

(vi)           a Manager Change of Control occurs.

(c)            Additionally, the Company may terminate this Agreement at any time following the completion of the Initial Term for any reason if (i) at least a majority of the Independent Committee approves the termination of this Agreement pursuant to this Section 14(c) and (ii) following such approval by the Independent Committee, such termination is approved by the stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter at the next annual or special meeting of stockholders of Parent REIT.

(d)           Manager may terminate this Agreement at any time if any of the following events occur:

(i)             the Company breaches any material term, condition or covenant contained in this Agreement, and such breach continues for a period of sixty (60) days after Manager provides written notice thereof specifying such material breach and requesting that the same be remedied in such sixty (60)-day period; provided, that, Manager may not terminate this Agreement pursuant to this clause (i) if Manager is then in material breach under this Agreement which would give rise to the Company’s termination right in Section 14(b)(v); and

(ii)            an Insolvency Event occurs with respect to the Company or any of its Subsidiaries.

(e)            Additionally, Manager may terminate this Agreement at any time following the completion of the Initial Term for any reason upon at least thirty (30) days prior written notice to the Company (but subject to the Transition Period elected by the Company pursuant to Section 15 below), and no Termination Fee shall be due and payable to the Manager.

(f)            In the event that this Agreement is terminated in accordance with the provisions of Sections 14(c) or Section 14(d) of this Agreement, the Company shall pay or cause to be paid to Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to three (3) times the Management Fee earned by Manager during the twelve (12)-month period immediately preceding the most recently completed fiscal quarter prior to the date of termination.

Section 15.              Action Upon Termination. For a period not to exceed twelve (12) months following the effectiveness of a termination of this Agreement (a “Transition Period”), Manager shall use commercially reasonable efforts to cooperate with the Company in executing an orderly transition of the management of the Company’s and its Subsidiaries’ business and operations. The Company shall provide written notice to Manager of the proposed length of the Transition Period and the extent of services requested as soon as reasonably practicable. During the Transition Period, Manager shall be entitled to continue receiving compensation pursuant to Section 10. Manager shall be entitled to be paid all compensation earned hereunder up to the end of the Transition Period, but Manager shall not be entitled to compensation for further services from and after the end of the Transition Period. At the end of the Transition Period, Manager shall forthwith:

(i)             after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company or any of its Subsidiaries all money collected and held for the account of the Company or any of its Subsidiaries pursuant to this Agreement;

(ii)            deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or any of its Subsidiaries; and

(iii)           deliver to the Board of Directors all property and documents of the Company or any of its Subsidiaries then in the custody of Manager.

Section 16.      Assignment. This Agreement shall terminate automatically, without payment of the Termination Fee, in the event of its assignment, in whole or in part, by Manager, unless such assignment is consented to in writing by the Company after the approval of a majority of the Board of Directors, including a majority of the Independent Directors; provided, however, that Manager may assign or subcontract all or a portion of this Agreement to any Affiliate of Manager without the consent of the Company or the approval of the Board of Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as Manager is bound, and Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of Manager, except in the case of assignment by the Company to a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement. In the event some or all of the Manager’s rights or obligations are assigned or subcontracted to taxable REIT subsidiary, within the meaning of Section 856(l) of the Code, of Healthpeak Parent (a “Healthpeak TRS”), the Manager and such Healthpeak TRS may allocate some or all of the Management Fees and Expenses payable hereunder to such Healthpeak TRS, and any such amounts paid to the Manager shall be collected as agent of, and promptly paid to, such Healthpeak TRS. For the avoidance of doubt, Healthpeak Parent Change of Control or a Manager Change of Control shall not constitute an assignment.

Section 17.              Release of Money or Other Property Upon Written Request. Manager agrees that any money or other property of the Company or any of its Subsidiaries held by Manager under this Agreement shall be held by Manager as custodian for the Company or any of its Subsidiaries, and Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or any such Subsidiary. Upon the receipt by Manager of a written request signed by a duly authorized officer of the Company requesting Manager to release to the Company or any of its Subsidiaries any money or other property then held by Manager for the account of the Company or any of its Subsidiaries under this Agreement, Manager shall release such money or other property to the Company or any of its Subsidiaries within a reasonable period of time, but in no event later than thirty (30) days following such request. Manager shall not be liable to the Company, any of its Subsidiaries, the Independent Directors, or the Company’s or any of its Subsidiaries’ stockholders or partners for any acts performed or omissions to act by the Company or any of its Subsidiaries in connection with the money or other property released to the Company or any of its Subsidiaries in accordance with the second sentence of this Section 17. The Company shall indemnify Manager and its officers, directors, personnel, and managers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with Manager’s release of such money or other property to the Company or any of its Subsidiaries in accordance with the terms of this Section 17. Indemnification pursuant to this provision shall be in addition to any right of Manager to indemnification under Section 13 of this Agreement.

Section 18.              Representations and Warranties. (a) the Company hereby makes the following representations and warranties to Manager, all of which shall survive the execution and delivery of this Agreement:

(i)             Parent REIT is a corporation and Operating Company is a limited liability company, each duly formed, validly existing and in good standing under the laws of the State of Maryland, and are, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Maryland. Each of Parent REIT and Operating Company have all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii)            The execution, delivery, and performance of this Agreement by each of Parent REIT and Operating Company has been duly authorized by all necessary action on the part of Parent REIT and Operating Company, as applicable.

(iii)           This Agreement constitutes a legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b)           Manager hereby makes the following representations and warranties to the Company, all of which shall survive the execution and delivery of this Agreement:

(i)            Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and is, or shall be prior to the commencement of services hereunder, qualified to do business and in good standing in Delaware. Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any Investment of the Company or any of its Subsidiaries (which it shall do promptly after being required to do so).

(ii)            The execution, delivery, and performance of this Agreement by Manager have been duly authorized by all necessary action on the part of Manager.

(iii)           This Agreement constitutes a legal, valid, and binding agreement of Manager enforceable against Manager in accordance with its terms, except as limited by bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 19.            Notice. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if delivered by (i) personal delivery (notice deemed given upon receipt), (ii) delivery by reputable overnight courier, (notice deemed upon receipt of proof of delivery) or (iii) transmitted via email (notice deemed upon delivery if no automated notice of delivery failure is received by the sender), addressed as set forth below:

If to the Company, to:

Janus Living, Inc.

c/o Healthpeak Properties, Inc.

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

Attention: Tracy Porter

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

Attention: Lewis Kneib

Email:

If to the Manager, to:

Healthpeak Investment Management, LLC

c/o Healthpeak Properties, Inc.

4600 South Syracuse Street, Suite 500

Denver, Colorado 80237

Attention: Tracy Porter

Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, California 90067

Attention: Lewis Kneib

Email:

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 19 for the giving of notice.

Section 20.      Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 21.      Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 22.      Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 23.      No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 24.      Governing Law; Dispute Resolutions.

(a)            This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 25.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 26.      Survival. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement. The provisions of Section 7(b), Section 11, Section 12, Section 13, Section 14, Section 15, Section 17, Section 24, Section 25 this Section 26, and the relevant defined terms used therein, shall survive the expiration or earlier termination of this Agreement.

Section 27.      Allocation of Costs; Payment as Agent. From time to time the Manager, at the request of the Company, may perform services contemplated by this Agreement to or for the benefit of one or more Subsidiaries, including Subsidiaries that constitute taxable REIT subsidiaries of the Company within the meaning of Section 856(l) of the Code. In such case, notwithstanding anything to the contrary contained in this Agreement, the Company and the applicable Subsidiaries may, in their sole discretion, reasonably allocate the costs associated with the payment of any Management Fees, Expenses or other amounts owing under this Agreement among the Company and the applicable Subsidiaries, and to the extent any amounts so allocated to a Subsidiary are paid to Manager or any other Person by the Company, such payments shall be made on behalf of and in the capacity as agent of the applicable Subsidiary.

Section 28.      No Joint Venture. Nothing in this Agreement shall be construed to make the Company and Manager partners or joint venturers or impose any liability as such on either of them.

Section 29.      Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 30.      Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 31.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

JANUS REIT

JANUS LIVING, INC.,
a Maryland corporation

By:	/s/ Kelvin O. Moses
Name:	Kelvin O. Moses
Title:	Chief Financial Officer

JANUS OP

JANUS LIVING OP, LLC,
a Maryland limited liability company

By:	Janus Living, Inc.
its managing member

By:	/s/ Kelvin O. Moses
Name:	Kelvin O. Moses
Title:	Chief Financial Officer

MANAGER

Healthpeak Investment Management, LLC,
a Delaware limited liability company

By:	/s/ Adam G. Mabry
Name:	Adam G. Mabry
Title:	Chief Investment Officer

[Signature Page to Management Agreement]

Exhibit A

Investment Guidelines

The Board of Directors has adopted the following investment guidelines:

•	No investment shall be made that would cause Parent REIT to fail to qualify as a REIT for U.S. federal income tax purposes;

•	No investment shall be made that would cause the Company or any Subsidiary to be regulated as an investment company under the Investment Company Act;

•	The Company’s investments will be in seniors housing, including independent living, assisted living, memory care, active adult, life plan communities or other residential dwellings that support the aging population; and

•	Until appropriate investments can be identified, Manager may invest the proceeds of the Initial Public Offering and any future offerings in interest-bearing, short-term liquid investments, including money market accounts and/or U.S. Treasury securities, that are consistent with Parent REIT’s intention to qualify as a REIT and maintain its exemption from registration under the Investment Company Act.

Exh. A-1